Verona Pharma plc
PDMR Dealing

November 14, 2019, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a clinical-stage biopharmaceutical company focused on respiratory diseases, announces that Dr. David Ebsworth, Chairman of the Company, has notified the Company that he has purchased a further 75,000 ordinary shares of 5 pence each in the Company (“Ordinary Shares”) at a total purchase price of £32,500, at prices between 42 and 45 pence per Ordinary Share and an average price of 43.33 pence.
Following the purchases, Dr. Ebsworth will have an interest in the Company of 370,387 Ordinary Shares, representing 0.35% of the Company’s issued share capital.
Further information is provided below in accordance with the requirements of the EU Market Abuse Regulation.

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	David Ebsworth
2	Reason for the notification
a)	Position/status	Chairman
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary Shares of 5 pence each GB00BYW2KH80
b)	Nature of the transaction	David Ebsworth purchased 75,000 Ordinary Shares
c)	Price(s) and volume(s)	Date	Price(s)	Volume(s)
		11 November 2019	42 pence	25,000
		12 November 2019	43 pence	25,000
		13 November 2019	45 pence	25,000
d)	Aggregated information - Aggregated volume - Price	75,000 shares 43.33
e)	Date of the transaction	As per 4 (c) above
f)	Place of the transaction	London Stock Exchange, AIM

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Jan-Anders Karlsson, Chief Executive Officer Victoria Stewart, Director of Communications	info@veronapharma.com

N+1 Singer (Nominated Adviser and UK Broker)	Tel: +44 (0)20 3283 4200
Aubrey Powell / George Tzimas (Corporate Finance) Mia Gardner (Corporate Broking)